Exhibit 99.1

February 14, 2024

Dateline: Longview, Texas

Friedman Industries, Incorporated (NYSE – American; trading symbol: FRD)

FOR IMMEDIATE RELEASE

FRIEDMAN INDUSTRIES, INCORPORATED ANNOUNCES THIRD QUARTER RESULTS

Friedman Industries, Incorporated (NYSE American: FRD) today announced its results of operations for the third fiscal quarter ended December 31, 2023.

December 31, 2023 Quarter Highlights:

●	Sales of approximately $116.0 million

●	Earnings from operations of approximately $6.2 million

●	Net earnings of approximately $1.2 million

●	11% increase in sales volume over prior year quarter volume

●	Working capital balance at quarter-end of approximately $116.3 million

“We experienced higher hot-rolled coil (“HRC”) pricing during the third quarter which increased our physical margins, particularly during the second half of the quarter,” said Michael J. Taylor, President and Chief Executive Officer. “Our gross margin percentage increased to 9.0% for the third quarter compared to 4.5% for the preceding second quarter. The rise in HRC price brought a corresponding increase in HRC futures pricing, which caused the improved physical margin to be partially offset by our downside hedging protection. The market value of our inventory increased substantially during the third quarter and we expect to realize this value appreciation during our fourth quarter. We are also pleased to see increased sales volume compared to prior year periods and expect this trend to continue as we work toward our goal of maximizing facility utilization,” Taylor concluded.

For the quarter ended December 31, 2023 (the “2023 quarter”), the Company recorded net earnings of approximately $1.2 million ($0.16 diluted earnings per share) on sales of approximately $116.0 million compared to net earnings of approximately $1.4 million ($0.19 diluted earnings per share) on sales of approximately $111.9 million for the quarter ended December 31, 2022 (the “2022 quarter”).

The table below provides our unaudited statements of operations for the three- and nine-month periods ended December 31, 2023 and 2022:

SUMMARY OF OPERATIONS (unaudited)
(In thousands, except for per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2023	2022	2023	2022

Net Sales	$115,973	$111,860	$384,019	$423,356

Cost of products sold	105,531	105,730	351,427	393,876
Selling, general and administrative expenses	4,269	4,701	15,007	15,662

Earnings from operations	6,173	1,429	17,585	13,818

Gain (loss) on economic hedges of risk	(4,126)	822	706	7,326
Interest expense	(790)	(448)	(2,135)	(1,498)
Other income	1	4	17	24

Earnings before income taxes	1,258	1,807	16,173	19,670

Income tax expense	74	431	3,786	4,639

Net earnings	$1,184	$1,376	$12,387	$15,031

Net earnings per share:
Basic	$0.16	$0.19	$1.69	$2.06
Diluted	$0.16	$0.19	$1.69	$2.06

The table below provides summarized unaudited balance sheets as of December 31, 2023 and March 31, 2023:

SUMMARIZED BALANCE SHEETS (unaudited)
(In thousands)

	December 31, 2023	March 31, 2023
ASSETS:
Current Assets	170,897	143,656
Noncurrent Assets	58,058	55,656
Total Assets	228,955	199,312

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities	54,601	45,088
Noncurrent Liabilities	51,611	38,792
Total Liabilities	106,212	83,880

Total Stockholders' Equity	122,743	115,432

Total Liabilities and Stockholders' Equity	228,955	199,312

FLAT-ROLL SEGMENT OPERATIONS (previously referred to as the “coil segment”)

Flat-roll product segment sales for the 2023 quarter totaled approximately $106.4 million compared to approximately $100.2 million for the 2022 quarter. The flat-roll segment had sales volume of approximately 110,000 tons from inventory and another 22,000 tons of toll processing for the 2023 quarter compared to approximately 106,000 tons from inventory and 13,000 tons of toll processing for the 2022 quarter. The growth in sales volume was primarily related to the increased production at the Company's Sinton, TX facility which commenced operations in October 2022. The average per ton selling price related to inventory tons sold increased from approximately $949 per ton in the 2022 quarter to approximately $960 per ton in the 2023 quarter.  Flat-roll segment operations recorded operating profits of approximately $8.7 million and $3.3 million for the 2023 quarter and 2022 quarter, respectively.

TUBULAR SEGMENT OPERATIONS

Tubular product segment sales for the 2023 quarter totaled approximately $9.5 million compared to approximately $11.6 million for the 2022 quarter. Sales decreased due to a decrease in the average selling price per ton, partially offset by an increase in the volume sold. The average per ton selling price decreased from approximately $1,648 per ton in the 2022 quarter to approximately $1,164 per ton in the 2023 quarter. Tons sold increased from approximately 7,000 tons in the 2022 quarter to approximately 8,000 tons in the 2023 quarter. The tubular segment recorded an operating loss of approximately $0.1 million for the 2023 quarter compared to operating profit of approximately $0.7 million for the 2022 quarter.

HEDGING ACTIVITIES

We utilize HRC futures to manage price risk on unsold inventory and longer-term fixed price sales agreements. We typically account for our hedging activities under mark-to-market (“MTM”) accounting treatment and all hedging decisions are intended to protect the value of our inventory and produce more consistent financial results over price cycles. With MTM accounting treatment it is possible that hedging related gains or losses might be recognized in a different fiscal quarter than the corresponding improvement or contraction in our physical margins. For the third quarter, we recognized a loss on hedging activities of approximately $4.1 million. Of this amount, $3.0 million was associated with realized closed positions and $1.1 million was associated with unrealized open positions. We experienced an inflection point in steel prices during the third quarter with both HRC price and the futures prices increasing. This resulted in our physical margins improving in the second half of the quarter with this margin improvement being partially offset by hedging losses. We expect to recognize the appreciation in our inventory value through increased physical margins on fourth quarter sales.

OUTLOOK

The Company expects to conclude fiscal year 2024 with a strong fourth quarter characterized by solid margins associated with a substantial increase in HRC price entering the fourth quarter. Sales volume for the fourth quarter of fiscal 2024 is expected to be slightly higher than the third quarter volume.

ABOUT FRIEDMAN INDUSTRIES

Friedman Industries, Incorporated (“Company”), headquartered in Longview, Texas, is a manufacturer and processor of steel products with operating plants in Hickman, Arkansas; Decatur, Alabama; East Chicago, Indiana; Granite City, Illinois; Sinton, Texas and Lone Star, Texas. The Company has two reportable segments: flat-roll products and tubular products. The flat-roll product segment consists of the operations in Hickman, Decatur, East Chicago, Granite City and Sinton where the Company processes hot-rolled steel coils. The Hickman, East Chicago and Granite City facilities operate temper mills and corrective leveling cut-to-length lines. The Sinton and Decatur facilities operate stretcher leveler cut-to-length lines. The Sinton facility is a newly constructed facility with operations commencing in October 2022. The East Chicago and Granite City facilities were acquired from Plateplus, Inc. on April 30, 2022. The tubular product segment consists of the operations in Lone Star where the Company manufactures electric resistance welded pipe and distributes pipe through its Texas Tubular Products division.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and such statements involve risk and uncertainty. Forward-looking statements include those preceded by, followed by or including the words “will,” “expect,” “intended,” “anticipated,” “believe,” “project,” “forecast,” “propose,” “plan,” “estimate,” “enable,” and similar expressions, including, for example, statements about our business strategy, our industry, our future profitability, growth in the industry sectors we serve, our expectations, beliefs, plans, strategies, objectives, prospects and assumptions, future production capacity, product quality and estimates and projections of future activity and trends in the oil and natural gas industry.  These forward-looking statements may include, but are not limited to, everything under the header “Outlook” above, including sales volumes, margins, hedging results, and potential price increases, expectations as to financial results during the Company’s upcoming fiscal quarters, future changes in the Company’s financial condition or results of operations, future production capacity, product quality and proposed expansion plans. Forward-looking statements may be made by management orally or in writing including, but not limited to, this news release.

Forward-looking statements are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Although forward-looking statements reflect our current beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

Actual results and trends in the future may differ materially depending on a variety of factors including, but not limited to, changes in the demand for and prices of the Company’s products, changes in government policy regarding steel, changes in the demand for steel and steel products in general and the Company’s success in executing its internal operating plans, changes in and availability of raw materials, our ability to satisfy our take or pay obligations under certain supply agreements, unplanned shutdowns of our production facilities due to equipment failures or other issues, increased competition from alternative materials and risks concerning innovation, new technologies, products and increasing customer requirements. Accordingly, undue reliance should not be placed on our forward-looking statements. Such risks and uncertainty are also addressed in our Management’s Discussion and Analysis of Financial Condition and Results of Operations and other sections of the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the Company’s Annual Report on Form 10-K and its other Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent law requires.

For further information, please refer to the Company's Form 10-Q as filed with the SEC on February 14, 2024 or contact Alex LaRue, Chief Financial Officer – Secretary and Treasurer, at (903)758-3431.